Exhibit 99


UNIVERSAL CORPORATION                               NEWS
P.O. Box 25099                                      Phone:      (804)359-9311
Richmond, VA 23260                                  Fax:        (804)254-3584


Contact:                                            Release:

     KAREN M.L. WHELAN                                    July 9, 1997
     Phone:       (804)359-9311                           1:45 p.m. EDT
     Fax:         (804)254-3594



      UNIVERSAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE POLISH OPERATION

RICHMOND, VA, July 9, 1997 / PRNEWSWIRE
         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that a subsidiary of Universal has reached agreement with Wytwornia Wyrobow Tytoniowych, S.A., ("WWT") a subsidiary of Reemtsma Cigarettenfabriken GmbH, Germany, to acquire a processing plant and agronomy and leaf buying units located in the Grudziadz region of Poland.

         The operations to be acquired employ approximately 200 people and will purchase and process tobaccos for the domestic market in Poland, one of the largest in Central Europe. The agreement also provides for the long-term supply of tobaccos to WWT from Poland and other countries of origin. The transaction is expected to be finalized this summer.

         Mr. Harrell said, "Universal has been operating in Poland for some time and is strongly committed to the development of the Polish tobacco market. We will work toward improving the factory efficiencies and the quality of tobacco for this very important market."

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1996, were approximately $3.6 billion.

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